As filed with the Securities and Exchange Commission on October 24, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ASTROTECH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1273737 (I.R.S. Employer Identification Number)

201 West 5th Street, Suite 1275

Austin, Texas 78701

(512) 485-9530

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric Stober
Chief Financial Officer
Astrotech Corporation
201 West 5th Street, Suite 1275
Austin, Texas 78701
(512) 485-9530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Hempill, Esq.

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza

New York, NY 10112
(212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share (1)	409,645	$ 2.99	$ 1,224,838.55	$ 148.45
Total	409,645	$ 2.99	$ 1,224,838.55	$ 148.45

(1)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the average of the high and low prices as reported on the NASDAQ Capital Market on October 16, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities under this prospectus until the Securities and Exchange Commission declares the registration statement of which this prospectus in a part effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED OCTOBER 22, 2018

PROSPECTUS

ASTROTECH CORPORATION

                409,645 Shares of Common Stock

This prospectus relates to 409,645 shares of our Common Stock which may be sold from time to time by the selling stockholder named in the prospectus, including its transferees, pledgees or donees or their respective successors.

The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We will not receive any proceeds from the sale of these shares.  We will pay the expenses of registering these shares.

Our common stock is presently listed on the NASDAQ Capital Market under the symbol “ASTC”. On October 22, 2018, the last reported sale price of our common stock was $2.94.

Investing in our securities involves various risks. See “Risk Factors” contained herein for more information on these risks. Additional risks will be described in the related prospectus supplements under the heading “Risk Factors”. You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

In this prospectus, “Astrotech,” “the Company,” “we,” “us,” and “our” refer to Astrotech Corporation, a Delaware corporation, unless the context otherwise requires.

OUR BUSINESS

Astrotech Corporation (NASDAQ: ASTC), a Delaware corporation organized in 1984, is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value.

Our efforts are focused on the following:

•	1st Detect Corporation (“1st Detect”) is a manufacturer of advanced chemical detection and analysis instrumentation.
•	Astral Images Corporation (“Astral”) is a developer of advanced film restoration and enhancement software.

Business Developments

On Monday, October 16, 2017, we effectuated a reverse stock split of our shares of Common Stock whereby every five (5) pre-split shares of Common Stock were exchanged for one (1) post-split share of our Common Stock (“Reverse Stock Split”). No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have held a fractional share of the Common Stock received a cash payment in lieu thereof. Numbers presented in these financial statements have been adjusted to reflect the Reverse Stock Split.

Effective December 22, 2017, we changed our state of incorporation from Washington to Delaware. As of that date, the rights of the Company's stockholders began to be governed by the Delaware corporation laws, our Certificate of Incorporation filed with the state of Delaware, and newly adopted By-Laws.

On July 3, 2018, we filed a Form S-3 shelf registration statement with the SEC for a maximum offering amount of $30 million. The shelf registration was subsequently deemed effective by the SEC on August 20, 2018.

On September 11, 2018, we received notification from the National Aeronautics and Space Administration (“NASA”) that our application for additional funding for Astrogenetix was declined.

On October 9, 2018, we sold approximately $3 million of our securities in a private placement pursuant to Regulation D under the Securities Act.

Our Business Units

Astro Scientific

Astro Scientific is a technology incubator that commercializes innovative technologies. Subsidiaries 1st Detect and Astrogenetix currently reside in Astro Scientific:

1st Detect - 1st Detect is a manufacturer of advanced chemical detection technology that detects and identifies trace amounts of explosives and narcotics. The Company offers technology that we believe outperforms currently deployed competitive trace detection solutions by offering:

•A higher probability of detection with a near-zero false alarm rate

•A considerably expanded library of explosives, narcotics, and other compounds of interest

•A target library that can be instantaneously updated or expanded in the field without requiring hardware configuration changes

•Improved throughput at security or inspection checkpoints

•Competitive pricing to current solutions

Our efforts have resulted in a platform technology that has many diverse market opportunities, with the initial focus remaining on the explosives and narcotics trace detection market where ion mobility spectrometers (“IMS”) are the leading incumbent technology. Of the 25,000 IMS instruments installed in the field, many are nearing their end of life. We believe these IMS systems have many shortcomings — most notably their limited library of detectable compounds, inability to adapt quickly to emerging threats, limited probability of detection, and significant false positive rates that reduce the user’s confidence in the machine’s efficacy and extends security or inspection checkpoint wait times.

As the current generation of IMS technology is replaced, we are positioning the Company to be the best next-generation solution for this market. Following a successful demo of our technology to U.S. Department of Homeland Security (“DHS”) and Transportation Security Administration (“TSA”) personnel in late 2017, we recently announced that the TRACER 1000 entered the Developmental Testing and Evaluation (“DT&E”) process at the DHS’s Transportation Security Laboratory (“TSL”). Successful completion and passing of the DT&E phase would lead to TSL Certification. TSL Certification is a significant endorsement that foreign governments and other U.S. government agencies consider when procuring explosives trace detector (“ETD”) instrumentation. Certification is also a major step towards being listed on the TSA’s Qualified Products List (“QPL”), and subsequently being deployed in airports throughout the U.S. In addition, we also recently announced that the TRACER 1000 has been accepted into the TSA’s Air Cargo Screening Technology Qualification Test (“ACSQT”) program, representing a major step toward inclusion on TSA’s exclusive Air Cargo Screening Technology List (“ACSTL”) and having the TRACER 1000 deployed at airports and cargo facilities worldwide to screen checked luggage and other air cargo. The instrument is designed to enable air carriers, freight forwarders, shippers, and independent cargo facilities to stay ahead of evolving threats while optimizing cargo throughput. Finally, the Company also announced that the TRACER 1000 was accepted into the European Civil Aviation Conference’s (“ECAC”) evaluation process for both passenger and cargo screening in airports. ECAC is the European equivalent to the U.S. TSA. The ECAC Certification would be a significant milestone that will allow us to begin selling to airports and governments internationally.

There is no assurance that any of the further steps detailed in the milestones mentioned above will be achieved or that our technology will be approved by any of the programs listed.

Astrogenetix - Astrogenetix was developing a fast-track, on-orbit discovery platform using the International Space Station to develop vaccines. We were working with Texas A&M University to obtain additional funding from NASA, which was declined subsequent to year-end. Future efforts at Astrogenetix have therefore been halted due to the lack of funding.

Astral Images Corporation

Astral Images - Astral is a developer of advanced film restoration and enhancement software. The Company offers significant cost savings to content owners who traditionally employ a laborious, inconsistent, and expensive manual frame-by-frame restoration process. At 24 frames-per- second, a full-length movie can easily have in excess of 200,000 frames, making manual conversion prohibitively expensive in some instances. At some point, we believe film studios will need to convert their film assets to 4K and/or high-dynamic range (“HDR”) (collectively known as ultra- high definition (“UHD”)). Astral will continue to position itself to support this shift using its powerful artificial intelligence (“AI”)-driven algorithms that remove dust, scratches, and defects from film while converting the content to a digital format with significantly enhanced resolution.

The Company is at a point whereby its resources must be carefully allocated to optimize the primary objective – setting 1st Detect on a path to meaningful sales by getting through testing and certification. Although we believe Astral has developed valuable technology fortified by patents and trade secrets, the potential market has not evolved as quickly as anticipated. Due to funding constraints, the Company’s main focus remains on the 1st Detect opportunity. Consequently, headcount at Astral has been reduced, the Astral office was consolidated with the corporate office, expenditures have been reduced, and new development is exclusively focused on strategic initiatives that would facilitate the realization of Astral’s value.

Corporate Information

         Our principal executive offices are located at 201 West 5th Street, Suite 1275, Austin, Texas 78701. Our telephone number is (512) 485-9530 and our website address is www.astrotechcorp.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus together with all of the other information appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions as updated from time to time in our Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, and in our Current Reports on Form 8-K, all of which are incorporated herein by reference, and may be amended, supplemented, or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of June 30, 2018, we had an accumulated deficit of approximately $184.2 million and reported a net loss of $13.3 million for the fiscal year 2018. We are unable to predict the extent of any future losses or when we will become profitable, if at all. If we are unable to achieve and then maintain profitability, the market value of our common stock will likely experience significant decline.

Our business units are in development stage. They have earned limited revenues and it is uncertain whether they will earn any revenues in the future or whether any of them will ultimately be profitable.

Our business units are in an early stage with a limited operating history. Its future operations are subject to all of the risks inherent in the establishment of a new business including, but not limited to, risks related to capital requirements, failure to establish business relationships, and competitive disadvantages against larger and more established companies. These business units will require substantial amounts of funding to continue to commercialize products. If such funding comes in the form of equity financing, such equity financing may involve substantial dilution to existing shareholders. Even with funding, our products may fail to be effective or attractive to the market or lack the necessary financial or other resources or relationships to be successful.

These business units can be expected to experience continued operating losses until they can generate sufficient revenues to cover their operating costs. Furthermore, there can be no assurance that the business units will be able to develop, manufacture, or market additional products in the future, that future revenues will be significant, that any sales will be profitable, or that the business units will have sufficient funds available to complete their commercialization efforts.

Any products and technologies developed and manufactured by our business units may require regulatory approval prior to being made, marketed, sold, and used. There can be no assurance that regulatory approval of any products will be obtained.

The commercial success of any of our business units will depend, in part, on obtaining patent and other intellectual property protection for the technologies contained in any products it develops. In addition, our business units may need to license intellectual property to commercialize future products or avoid infringement of the intellectual property rights of others. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all. Our business units may suffer if any licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid, or if our respective business unit is unable to enter into necessary licenses on acceptable terms. If such business unit, or any third-party, from whom it licenses intellectual property, fails to obtain adequate patent or other intellectual property protection for intellectual property covering its products, or if any protection is reduced or eliminated, others could use the intellectual property covering the products, resulting in harm to the competitive business position of this business unit. In addition, patent and other intellectual property protection may not provide our business units with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that this business unit owns or has rights to. Such competition could adversely affect the prices for any products or the market share of any of our business units and could have a material adverse effect on its results of operations and financial condition.

Our cash and cash equivalents may not be sufficient to fund our operating expenses, capital equipment requirements, and other expected liquidity requirements.

Our future capital requirements will depend on a number of factors, including our success in developing and expanding markets for our products, payments under possible future strategic arrangements, continued progress of our research and development of potential products, the need to acquire licenses to new technology, costs associated with increasing our manufacturing and development facilities, costs associated with strategic acquisitions including integration costs and assumed liabilities, litigation expense, the status of competitive products, and potential cost associated with both protecting and defending our intellectual property. Additionally, actions taken as a result of the ongoing internal evaluation of our business could result in expenditures that are not currently contemplated. Factors that could affect our capital requirements, in addition to those listed above include continued collections of accounts receivable consistent with our historical experience and our ability to manage product development efforts.

We cannot be certain that additional financing will be available on reasonable terms when needed, or at all, which could seriously harm our business.

We have incurred net losses and negative cash flow from operations in recent prior periods, and we may not achieve or maintain profitability in the future. As a result, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. Therefore, we may need to raise additional funds and we cannot assure investors that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common stock, and our existing stockholders may experience dilution.

There is substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future. The report of our independent registered public accounting firm also includes an explanatory paragraph about our ability to continue as a going concern.

As of June 30, 2018, the Company has working capital of $3.3 million. For the fiscal year 2018, the Company reported a net loss of $13.3 million and net cash used in operating activities of $10.8 million. For the fiscal year 2017, the Company reported a net loss of $11.6 million attributable to the Company and net cash used in operating activities of $8.8 million. This raises substantial doubt about the Company’s ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock or obtaining alternate financing.

Management continues to pursue many options for its capital requirements to maximize shareholder value. These include, but are not limited to, selling the Company or a portion thereof, debt financing, equity financing, merging, or engaging in a strategic partnership. On July 3, 2018, management filed a Form S-3 shelf registration statement to raise possible funds through the capital markets. On October 9, 2018, the Company received approximately $3 million in a private offering of its securities.  The Company is currently evaluating additional offerings of any of or a combination of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. Our consolidated financial statements as of June 30, 2018 do not include any adjustments that might result from the substantial doubt about the Company’s ability to continue as a going concern.

Our success depends significantly on the establishment and maintenance of successful relationships with our customers.

We cannot make any assurances that any customer will require our services in the future. Therefore, we continue to work on diversifying our customer base, while going to great lengths to satisfy the needs of our current customer base.

Third parties may claim we are infringing their intellectual property rights, and we could suffer significant litigation or licensing expenses or be prevented from selling products.

As we introduce any new and potentially promising product or service, or improve existing products or services with new features or components, companies possessing competing technologies, or other companies owning patents or other intellectual property rights, may be motivated to assert infringement claims in order to generate royalty revenues, delay or diminish potential sales, and challenge our right to market such products or services. Even if successful in defending against such claims, patent and other intellectual property related litigation is costly and time consuming. In addition, we may find it necessary to initiate litigation in order to protect our patent or other intellectual property rights, and even if the claims are well-founded and ultimately successful, such litigation is typically costly and time-consuming and may expose us to counterclaims, including claims for intellectual property infringement, antitrust, or other such claims. Third parties could also obtain patents or other intellectual property rights that may require us to either redesign products or, if possible, negotiate licenses from such third parties. Adverse determinations in any such litigation could result in significant liabilities to third parties or injunctions, or could require us to seek licenses from third parties, and if such licenses are not available on commercially reasonable terms, prevent us from manufacturing, importing, distributing, selling, or using certain products, any one of which could have a material adverse effect on us. In addition, some licenses may be non-exclusive, which could provide our competitors access to the same technologies. Under any of these circumstances, we may incur significant expenses.

Our ongoing success is dependent upon the continued availability of certain key employees.

We are dependent in our operations on the continued availability of the services of our employees, many of whom are individually key to our current and future success, and the availability of new employees to implement our growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, ultimately, we may not be able to retain the services of all of our key employees or a sufficient number to execute on our plans. In addition, we may not be able to continue to attract new employees as required.

Our operating results may be adversely affected by increased competition.

We generally sell our products in industries that have increased competition through frequent new product and service introductions, rapid technological changes, and changing industry standards. Without the timely introduction of new products, services, and enhancements, our products and services will become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new products and services will depend on several factors, including our ability to:

•properly identify customer needs and predict future needs;

•innovate and develop new technologies, services, and applications;

•successfully commercialize new technologies in a timely manner;

•manufacture and deliver our products in sufficient volumes and on time;

•differentiate our offering from our competitors’ offerings;

•price our products competitively;

•anticipate our competitors’ development of new products, services, or technological innovations; and

•control product quantity in our manufacturing process.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We are exposed to liabilities that are unique to the products and services we provide. We maintain insurance for certain risks, and we believe our insurance coverage is consistent with general practices within our industry. However, the amount of our insurance coverage may not cover all claims or liabilities and we may be forced to bear substantial costs.

Increased cybersecurity requirements, vulnerabilities, threats, and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, services, and data.

Increased global cybersecurity vulnerabilities, threats, and more sophisticated and targeted cyber-related attacks pose a risk to the security of our and our customers’, suppliers’, and third-party service providers’ products, systems, and networks and the confidentiality, availability, and integrity of our and our customers’ data. Although we have implemented policies, procedures, and controls to protect against, detect, and mitigate these threats, we remain potentially vulnerable to additional known or unknown threats. We also have access to sensitive, confidential, or personal data or information that is subject to privacy and security laws, regulations, and customer-imposed controls. Despite our efforts to protect sensitive, confidential, or personal data or information, we may be vulnerable to material security breaches, theft, misplaced or lost data, programming errors, employee errors, and/or malfeasance that could potentially lead to the compromising of sensitive, confidential, or personal data or information, improper use of our systems or networks, unauthorized access, use, disclosure, modification, or destruction of information, defective products, production downtimes, and operational disruptions. In addition, a cyber-related attack could result in other negative consequences, including damage to our reputation or competitiveness and remediation or increased protection costs, and could subject us to fines, damages, litigation, and enforcement actions.

Our facilities located in Houston are susceptible to damage caused by hurricanes, earthquakes, or other natural disasters.

Our 1st Detect facilities in Houston are susceptible to damage caused by hurricanes or other natural disasters. Although we insure our properties and maintain business interruption insurance, there can be no guarantee that the coverage would be sufficient or a claim will be fulfilled. A natural disaster could result in a temporary or permanent closure of our business operations, thus impacting our future financial performance.

If we are unable to anticipate technological advances and customer requirements in the commercial and governmental markets, our business and financial condition may be adversely affected.

Our business strategy employs our personnel’s decades of experience to expand the services and products we offer to our customers. We believe that our growth and future financial performance depend upon our ability to anticipate technological advances and customer requirements. There can be no assurance that we will be able to achieve the necessary technological advances for us to remain competitive. Our failure to anticipate or respond adequately to changes in technological and market requirements, or delays in additional product development or introduction, could have a material adverse effect on our business and financial performance. Additionally, the cost of capital to fund these businesses will likely require dilution of shareholders.

We plan to develop new products and services. No assurances can be given that we will be able to successfully develop these products and services.

Our business strategy outlines the use of the decades of experience we have accumulated to expand the services and products we offer to both U.S. Government agencies and commercial industries. These services and products involve new and untested technologies and business models. These technologies and business models may not be successful, which could result in the loss of any investment we make in developing them.

As a U.S. Government contractor, we are subject to extensive Federal procurement rules and regulations as well as contractual obligations that are unique to doing business with the U.S. Government. Non-compliance with any such rules, regulations, or contractual obligations could negatively affect current programs, potential awards, and our ability to do business with the U.S. Government in the future.

U.S. Government contractors must comply with extensive procurement regulations and other requirements including, but not limited to, those appearing in the FAR and its supplements, as well as specific procurement rules and contractual conditions imposed by various U.S. Government agencies. Many of these types of requirements do not appear in our contracts with commercial customers or foreign governments. In particular, U.S. Government contracts typically contain provisions and are subject to laws and regulations that give the Government agencies rights and remedies not typically found in commercial contracts, including providing the Government agency with the ability to unilaterally:

•terminate our existing contracts;

•reduce the value of our existing contracts;

•modify some of the terms and conditions in our existing contracts;

•	suspend or permanently prohibit us from doing business with the government or with any specific government agency;

•control and potentially prohibit the export of our products;

•	cancel or delay existing multiyear contracts and related orders if the necessary funds for contract performance for any subsequent year are not appropriated;

•decline to exercise an option to extend an existing multiyear contract; and

•claim rights to technologies and systems invented, developed, or produced by us.

U.S. Government agencies and the agencies of certain other governments with which we contract can terminate their contracts with us for convenience, and in that event, we generally may recover only our incurred or committed costs, settlement expenses, and profit on the work completed prior to termination. If an agency terminates a contract with us for default, we may be denied any recovery and may be liable for excess costs incurred by the agency in procuring undelivered items from an alternative source. Decisions by an agency to terminate one of our contracts for default could negatively affect our ability to win future awards not only from such agency, but also from other government agencies and commercial customers, many of whom evaluate past performance, or are required to review past performance information, when making their procurement decisions.

U.S. Government agencies may also initiate civil False Claims Act litigation against us based on allegations related to our performance of contracts for the U.S. Government, or to our compliance with procurement regulations and other legal requirements to which such contracts are subject, or both. Such litigation can be expensive to defend and, if found liable, can result in treble damages and significant civil penalties. The U.S.  Government may also initiate administrative proceedings that, if resulting in an adverse finding against us or any of our subsidiaries as to our present responsibility to be a U.S. Government contractor or subcontractor, could result in our company or our subsidiaries being suspended for a period of time from eligibility for awards of new government contracts or task orders or in a loss of export privileges and, if satisfying the requisite level of seriousness, in our debarment from contracting with the U.S. Government for a specified term as well as being subject to other remedies available to the U.S. Government.

Our business could be adversely affected by a negative audit by the U.S. Government.

U.S. Government agencies routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. The U.S. Government may also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation, and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm that may affect our non- governmental business if allegations of impropriety were made against us.

Certain of our U.S. Government contracts are dependent upon our employees obtaining and maintaining required security clearances, as well as our ability to obtain security clearances for the facilities in which we perform sensitive government work.

Certain of our U.S. Government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances. If we cannot maintain or obtain the required security clearances for our facilities and our employees, or obtain these clearances in a timely manner, we may be unable to perform certain U.S. Government contracts. Further, loss of a facility clearance, or an employee's failure to obtain or maintain a security clearance, could result in a U.S. Government customer terminating an existing contract or choosing not to renew a contract. Lack of required clearances could also impede our ability to bid on or win new U.S. Government contracts. This could damage our reputation and adversely affect our business, financial condition, and results of operations.

We incur substantial upfront, non-reimbursable costs in preparing proposals to bid on contracts that we may not be awarded.

Preparing a proposal to bid on a contract is labor-intensive and results in the incurrence of substantial costs that are generally not retrievable. Additionally, although we may be awarded a contract, work performance does not commence for several months following completion of the bidding process. If funding problems by the party awarding the contract or other matters further delay our commencement of work, these delays may lower the value of the contract, or possibly render it unprofitable.

A failure of a key information technology system, process, or site could have a material adverse impact on our ability to conduct business.

We rely extensively on information technology systems to interact with our employees and our customers. These interactions include, but are not limited to, ordering and managing materials from suppliers, converting materials to finished products, shipping product to customers, processing transactions, summarizing and reporting results of operations, transmitting data used by our service personnel and by and among our wide-spread personnel and facilities, complying with regulatory, legal, and tax requirements, and other processes necessary to manage our business. If our systems are damaged or cease to function properly due to any number of causes, ranging from the failures of third-party service providers, to catastrophic events, to power outages, to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may suffer interruptions in our ability to manage operations which may adversely impact our results of operations and/or financial condition.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

•our ability to execute our business plan;

•operating results below expectations;

•	our issuance of additional securities, including debt or equity or a combination thereof, necessary to fund our operating expenses;

•announcements of technological innovations or new products by us or our competitors;

•economic and other external factors;

•period-to-period fluctuations in our financial results; and

•whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment in shares of common stock may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition, and other business and economic factors affecting us at such time as the Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on any investment in shares of our common stock will only occur if the common stock price appreciates.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

If our shareholders sell, or the market perceives that our shareholders intend to sell for various reasons, substantial amounts of our common stock in the public market may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If we fail to comply with the continued minimum closing bid requirements of the NASDAQ Capital Market or other requirements for continued listing, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

On August 24, 2017, we received a written notice (the “Notice”) from the NASDAQ Stock Market LLC (“NASDAQ”) that we were not in compliance with NASDAQ Listing Rule 5550(a)(2), as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days. The Notice had no immediate effect on the listing of our common stock, and our common stock continues to trade on the NASDAQ Capital Market under the symbol “ASTC”. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we had a period of 180 calendar days, or until February 20, 2018, to regain compliance with the minimum bid price requirement. To regain compliance, on October 13, 2017, we filed Articles of Amendment to our Restated Articles of Incorporation, as amended (“Articles of Incorporation”) to effect a 1-for-5 reverse stock split of all of our outstanding shares of common stock and a proportional reduction in the number of our authorized shares of common stock such that the number of authorized shares was reduced from 75,000,000 shares authorized to 15,000,000 shares authorized. The closing bid price of our common stock met or exceeded $1.00 per share for 10 consecutive business days following the effective date of our reverse stock split. In the event that our stock price declines below $1.00 per share in the future and we fail to comply with NASDAQ Listing Rule 5550(a)(2), we may be eligible for an additional 180 calendar day grace period if we meet the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market, and we provide written notice to NASDAQ of our intention to cure the deficiency during the second compliance period. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, or fail to comply with other requirements for continued listing, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted. A delisting of our common stock from the NASDAQ Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors and employees and fewer business development opportunities.

We are a smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, our common stock may be less attractive to investors.

We are a smaller reporting company, (i.e. a company with less than $250 million of public float) and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are required to evaluate the effectiveness of our internal control over financial reporting on an annual basis and publicly disclose any material weaknesses in our controls. Any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and significant expense to remediate, and ultimately could have an adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to assess the effectiveness of our internal control over financial reporting and to disclose if such controls were unable to provide assurance that a material error would be prevented or detected in a timely manner. We have an ongoing program to review the design of our internal controls framework in keeping with changes in business needs, implement necessary changes to our controls design, and test the system and process controls necessary to comply with these requirements. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our Company will have been detected.

If we or our independent registered public accounting firm identifies material weaknesses in our internal controls, the disclosure of that fact, even if quickly remedied, may cause investors to lose confidence in our financial statements and our stock price may decline. Remediation of a material weakness could require us to incur significant expenses and, if we fail to remedy any material weakness, our ability to report our financial results on a timely and accurate basis may be adversely affected, our access to the capital markets may be restricted, our stock price may decline, and we may be subject to sanctions or investigation by regulatory authorities, including the SEC or NASDAQ. We may also be required to restate our financial statements from prior periods. Execution of restatements create a significant strain on our internal resources and could cause delays in our filing of quarterly or annual financial results, increase our costs, and cause management distraction. Restatements may also significantly affect our stock price in an adverse manner.

We can sell additional shares of common stock without consulting shareholders and without offering shares to existing shareholders, which would result in dilution of shareholders’ interests in the Company and could depress our stock price.

Our Articles of Incorporation authorizes 15,000,000 shares of common stock, of which 4,097,346 were outstanding as of June 30, 2018, and our Board is authorized to issue additional shares of our common stock. In addition, our Articles of Incorporation authorizes 2,500,000 shares of “blank check preferred stock,” of which our Board has designated 300,000 shares as Series A Junior Preferred Stock, none of which is outstanding and 886,950 shares as Series B Convertible Preferred Stock, all of which is currently outstanding. The remaining shares of “blank check preferred stock” may be issued in such series and with such rights, privileges, and limitations as the Board may, in its sole discretion, determine. Although our Board intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing shareholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our capital stock would cause immediate, and potentially substantial, dilution to our existing shareholders, which could also have a material effect on the market value of the shares. Furthermore, our Board may authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to the redemption of the shares, together with a premium, prior to the redemption of the common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than the common stock or that is convertible into our common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing shareholders.

FORWARD-LOOKING STATEMENTS

This prospectus including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements in this prospectus other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “will,” “plans,” “believes,” “estimates,” “expects,” “intends” and other similar expressions. Such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in the statements. Such risks and uncertainties include, but are not limited to:

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout this prospectus and any accompanying prospectus supplement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

•	The effect of economic and political conditions in the United States or other nations that could impact our ability to sell our products and services or gain customers;
•

The impact of trade barriers imposed by the U.S. government, such as import/export duties and restrictions, tariffs and quotas, and potential corresponding actions by other countries in which the Company conducts its business;

•	Our ability to continue as a going concern;
•	Our ability to raise sufficient capital to meet our long- and short-term liquidity requirements;
•	Our ability to successfully pursue our business plan and execute our strategy;
•	Technological difficulties and potential legal claims arising from any technological difficulties;
•	Product demand and market acceptance risks, including our ability to develop and sell products and services to be used by governmental or commercial customers;
•	Uncertainty in government funding and support for key programs, grant opportunities, or procurements;
•	The impact of competition on our ability to win new contracts; and
•	Our ability to meet technological development milestones and overcome development challenges.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate. Therefore, we cannot assure you that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward- looking statements. You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. See “Selling Stockholders” for the entity receiving proceeds from the sales of these shares.

SELLING STOCKHOLDERS

We have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholder or its transferees to resell to the public up to 409,645 shares of Common Stock.  The selling stockholder may sell all, some or none of its Common Stock in this offering. See “Plan of Distribution.”

The Common Stock was issued by us to the selling stockholder pursuant to a Securities Purchase Agreement dated October 9, 2018.

The following table sets forth, based on information provided to us by the selling stockholder or as known to us, (i) the name of the selling stockholder, (ii) the number of shares of common stock owned beneficially by it as of October 9, 2018, (iii) the number of shares which may be offered pursuant to this prospectus and (iv) the number of shares and percentage of class to be owned by the selling stockholder after this offering. The selling stockholder has not held any position or office or had any other material relationship with the Company or any of its affiliates within the previous three years other than as a result of its ownership of Common Stock. Because the selling stockholders may offer all, some or none of their respective shares of Common Stock, no definitive estimate as to the number of shares that will be held by any selling stockholders after this offering can be provided.

The selling stockholder has provided information regarding their holdings set forth in the table below. The selling stockholder named in the table has sole voting and investment power with respect to all Common Stock shown as beneficially owned by it except as described therein. A person is considered the beneficial owner of any securities as of a given date that can be acquired within 60 days of such date through the exercise of any option, warrant or right. Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are considered outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not considered outstanding for computing the ownership percentage of any other person.

The “Common Shares Beneficially Owned after Offering” column assumes the sale of all shares offered. The “Percentage of Common Shares Beneficially Owned after Offering” column is based on 4,505,019 shares of common stock outstanding as of October 9, 2018.

Name of Selling Stockholder	Common Shares Beneficially Owned Prior to Offering	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Offering	Percentage of Common Shares Beneficially Owned After Offering
Winn Interests Ltd.	113,741	409,645	523,386	11.64%

PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or other successors in interest, may offer its Common Stock from time to time in one or more of the following transactions:

(a)on any U.S. securities exchange on which the Common Stock may be listed at the time of such sale;

(b)in the over-the-counter market;

(c)block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(d)purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

(e)ordinary brokerage transactions and transactions in which the broker solicits purchases;

(f)privately negotiated transactions;

(g)short sales;

(h)through the writing of options on the shares;

(i)one or more underwritten offerings on a firm commitment or best efforts basis;

(j)any combination of such methods of sale; or

(k) any other method permitted pursuant to applicable law.

The selling stockholder may also transfer shares by gift or pursuant to Rule 144. We do not know of any arrangements by any selling stockholder for the sale of the Common Stock held by them.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our common stock and the preferred stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation and our Bylaws (“Bylaws”) that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our Certificate of Incorporation and our Bylaws.

As of the date of this prospectus, our authorized capital stock consisted of 15,000,000 shares of common stock, par value $0.001 per share, and 2,500,000 shares of preferred stock, par value $0.001 per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of October 9, 2018, there were 4,904,935 shares of our common stock issued and 4,505,019 outstanding and 866,950 shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our Company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Articles of Incorporation provides that our Board may by resolution, without further vote or action by the shareholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. Prior to the issuance of shares of each series of preferred stock, the Board is required to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

•

the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board;

•

the rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative;

•

whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

•

the rights including the amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•

the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of common stock, other securities, or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange;

•

the voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board; and

•

the preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Company, whether or not convertible into shares of stock with the Company.

The issuance of preferred stock may delay, deter or prevent a change in control.

Our Board has previously authorized the issuance of our Series A Junior Preferred Stock (as defined below), which could impede the completion of a merger, tender offer or other takeover attempt. See “Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, Bylaws and the Delaware General Corporation Law—Rights Plan and Series A Junior Preferred Stock” below.

On October 9, 2018, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) Shares with the Secretary of State of the State of Delaware (the “Certificate of Designation”). The following is only a summary of the Certificate of Designation and is qualified in its entirety by reference to the full text of the Certificate of Designation, which is incorporated by reference herein.

The number of Series B Preferred Shares designated shall be up to 866,950. Each share of Series B Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $2.35 (the “Stated Value”).

The holder shall be entitled to receive, and the Company shall pay, dividends on shares of preferred stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock.  No other dividends shall be paid on the Series B Preferred Shares.

Except as otherwise provided herein or as otherwise required by law, the Series B Preferred Shares shall have no voting rights. However, as long as any Series B Preferred Shares are outstanding, the Corporation shall not, without the affirmative vote of the holders of the Series B Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Shares or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series B Preferred Shares, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series B Preferred Shares, (d) increase the number of authorized Series B Preferred Shares, or (e) enter into any agreement with respect to any of the foregoing.  Liquidation. Upon any Liquidation (as defined in the Certificate of Designation), the holder shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any other fees or liquidated damages then due and owing thereon under the Certificate of Designation, for each Series B Preferred Share before any distribution or payment shall be made to the holders of any Junior Securities (as defined in the Certificate of Designation).  A Fundamental Transaction or Change of Control Transaction (each as defined in the Certificate of Designation) shall not be deemed a Liquidation.

If, at any time while the Series B Preferred Shares are outstanding, upon a Fundamental Transaction, the Holder shall have the right to receive, for each Conversion Share (as defined in the Certificate of Designation) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any Alternate Consideration (as defined in the Certificate of Designations) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the Series B Preferred Shares are convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction.

On the first Trading Day after the Company obtains Shareholder Approval (as defined in the Certificate of Designation), all outstanding Series B Preferred Shares shall automatically be converted into such number of shares of common stock as determined by dividing the Stated Value by the Conversion Price then in effect.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, Bylaws and the Delaware General Corporation Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of our company.

Furthermore, our Certificate of Incorporation and Bylaws may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. Such provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. In particular, the Certificate of Incorporation and Bylaws, as applicable, among other things:

•	provide the Board with the ability to alter the Bylaws without shareholder approval;
•	place limitations on the removal of directors; and
•	provide that vacancies on the Board may be filled by a majority of the directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its Board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our common stock to decline.

Rights Plan and Series A Junior Preferred Stock. On July 29, 2009, our Board declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The dividend was payable on August 10, 2009 to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (the “Series A Junior Preferred Stock”) of the Company, at a price of $3.31 per share of, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (as amended, the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. The rights under the Rights Plan are only exercisable following (i) a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding shares of common stock or (ii) such date as may be determined by action of the Board of Directors of the Company following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock (the earlier of such dates being the “Distribution Date”) as set forth in the Rights Plan. Each whole share of Series A Junior Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. The terms and provisions of the Rights Plan and the Series A Junior Preferred Stock may delay or prevent someone from acquiring or merging with us.

Blank Check Preferred. Our Board is authorized to create and issue from time to time, without shareholder approval, up to an aggregate of 2,500,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series. The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of determining, delaying or preventing a change of control. Our Board has designated 300,000 shares as Series A Junior Preferred Stock and 866,950 shares as Series B Preferred Shares.

Advance Notice Bylaws. The Bylaws contain an advance notice procedure for shareholder proposals to be brought before any meeting of shareholders, including proposed nominations of persons for election to our Board. Shareholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Our Certificate of Incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Certificate of Incorporation provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by the DGCL. Our Bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL. Our Bylaws require that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of the DGCL. Our amended and restated bylaws will also provide our board of directors with discretion to indemnify our other officers and employees when determined appropriate by our board of directors. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors' and officers' liability insurance.

The limitation of liability and indemnification provisions in our Certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard Mullin Richter & Hampton LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of June 30, 2018 and 2017 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.astrotechcorp.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended June 30, 2018 filed on September 25, 2018;
•	Current Report on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on October 5, 2018, and October 12, 2018; and
•

Our definitive proxy statement on Schedule 14A relating to our 2017 annual meeting of shareholders filed on October 27, 2017 containing a description of our common stock and our Series A Junior Participating Preferred Stock.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (512) 485-9530 or by writing to us at the following address:

Astrotech Corporation

201 West 5th Street, Suite 1275

Austin, Texas 78701

Attn: Eric N. Stober, Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$148.45
Transfer agent's fees and expenses	$-	*
Legal fees and expenses	$-	*
Printing fees and expenses	$-	*
Accounting fees and expenses	$-	*
Miscellaneous fees and expenses	$-	*
Total	$-	*

* These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Officers and Directors.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and amended and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL.

Item 16. Exhibits.

(a)Exhibits.

Exhibit Number	Description of Document
3.1

Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 28, 2017).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 28, 2017).

3.3

Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 28, 2017).

3.4

Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed with the Securities and Exchange Commission on October 12, 2018).

5.1	Opinion of Sheppard Mullin Richter & Hampton LLP as to the legality of the securities being registered

23.1	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5.1)

23.2	Consent of BDO USA, LLP

24.1	Power of Attorney (included on signature pages to the registration statement)

Item 17. Undertakings.

(b)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange

Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on the 24th day of October 2018.

ASTROTECH CORPORATION

By:	/s/ Thomas B. Pickens III
Thomas B. Pickens III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas B. Pickens III, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

/s/ Thomas B. Pickens III	Chairman of the Board and Chief Executive Officer	October 24, 2018
Thomas B. Pickens III /s/ Mark Adams	Director	October 24, 2018
Mark Adams /s/ Ronald W. Cantwell	Director	October 24, 2018
Ronald W. Cantwell /s/ Daniel T. Russler, Jr.	Director	October 24, 2018
Daniel T. Russler, Jr. /s/ Tom Wilkinson	Director	October 24, 2018
Tom Wilkinson /s/ Eric N. Stober	Chief Financial Officer and Principal Accounting Officer	October 24, 2018
Eric N. Stober